Exhibit 10.1

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of September 29, 2017, is entered into by and between Cohen Bros. Financial LLC, a Delaware limited liability company (“Investor”), and Cohen & Company, LLC, a Delaware limited liability company (the “Company”).  Each of the Company and Investor may be referred to herein as a “Party” and, together, as the “Parties.”

BACKGROUND:

WHEREAS, Investor desires to invest $8,000,000 into the Company in exchange for the Investment Return Monthly Payments (as defined below) to be made by the Company to Investor pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Definitions.  For purposes of this Agreement:

(a)           “Agreement” shall have the meaning set forth in the Preamble;

(b)           “Annual Period” means any 365-day period beginning on the Effective Date or any anniversary of the Effective Date.

(c)           “BNYM” means the Bank of New York Mellon.

(d)           “Business” shall mean the business of JVB consisting of reverse repurchase transactions and the related repurchase transactions to be cleared through BNYM, primarily in U.S. Government securities that meet FICC’s “General Collateral Finance” (GCF) requirements.  For purposes of clarification, the collateral that is traded on the FICC GCF platform and/or in which the Business will transact consists of the following: (i) fixed rate and adjustable rate mortgage backed securities issued by Ginnie Mae, Fannie Mae, or Freddie Mac; (ii) U.S. Treasury bills, bonds, and notes; (iii) U.S. Treasury Inflation Protected Securities; (iv) non-mortgage backed securities issued by government-sponsored enterprises, such as the Federal Home Loan Bank, Federal Farm Credit Banks, and Freddie Mac, (v) STRIPS (U.S. Treasury and agency securities that have had the interest-payment coupons separated or “stripped” from the principal, creating zero-coupon securities and separate payment securities from what was originally a single Treasury bond or note); and (vi) Agency CMOs and Agency DUS (Fannie Mae’s Delegated Underwriting Servicing program).  JVB’s gestational matched book repo business (the “trust certificate business”) is not a part of the “Business.”

(e)           “Calculation Methodology” shall mean the method for calculating the Investment Return Monthly Payments, as set forth on Exhibit A attached hereto.

(f)            “Claims” means any threatened or actual proceeding, judgment, settlement, and/or assessment of any nature or kind.

(g)           “Company” shall have the meaning set forth in the Preamble;

(h)           “Company Redemption” shall have the meaning set forth in Section 6(b);

(i)            “Confidential Information” shall have the meaning set forth in Section 9;

(j)            “Effective Date” shall mean October 1, 2017;

(k)           “FICC” shall mean the Fixed Income Clearing Corporation.

(l)            “Initial Period” shall mean the period beginning on the Effective Date and ending on the third anniversary of the Effective Date;

(m)          “Investment Amount” shall have the meaning set forth in Section 4;

(n)           “Investment Balance” shall mean an amount equal to (i) the Investment Amount, plus (ii) the Investment Return for each previous calendar month, less (iii) the aggregate amount of all Investment Return Monthly Payments previously made by the Company to Investor during the Term in accordance with Section 5;

(o)           “Investment Return” shall mean an annual return equal to (i) for any Annual Period comprising the Initial Period, 3.2% of the Investment Amount, plus (x) 12% of the Revenue of the Business for any Annual Period in which the Revenue of the Business is greater than zero but less than or equal to $5,333,333, (y) $640,000 for any Annual Period in which the Revenue of the Business is greater than $5,333,333 but less than or equal to $8,000,000, or (z) 8% of the Revenue of the Business for any Annual Period in which the Revenue of the Business is greater than $8,000,000, and (ii) for any Annual Period following the expiration of the Initial Period, (x) for any Annual Period in which the Revenue of the Business is greater than zero, the greater of 20% of the Investment Amount or 16% of the Revenue of the Business, or (y) for any Annual Period in which the Revenue of the Business is zero or less than zero, 3.2% of the Investment Amount.  The Investment Return shall be paid in accordance with Section 5 hereof and each Investment Return Monthly Payment shall be calculated in accordance with the Calculation Methodology.

(p)           “Investment Return Monthly Payment” shall have the meaning set forth in Section 5;

(q)           “Investor” shall have the meaning set forth in the Preamble;

(r)            “Investor Redemption” shall have the meaning set forth in Section 6(a);

(s)            “JVB” shall mean the Company’s wholly-owned subsidiary, J.V.B. Financial Group, LLC;

(t)            “Notice” shall have the meaning set forth in Section 16;

(u)           “Party(ies)” shall have the meaning set forth in the Preamble;

(v)           “Redemption” shall mean either a Company Redemption or an Investor Redemption;

(w)          “Representatives” shall have the meaning set forth in Section 10;

(x)           “Revenue of the Business” shall mean an amount equal to (a) interest income on reverse repurchase agreements earned by the Business, plus (b) interest income on available cash balances in the BNYM clearing account, plus (c) Treasury Market Practice Group fail charges earned by the Business, less (d) Treasury Market Practice Group fail charges incurred by the Business, less (e) interest expense on repurchase agreements incurred by the Business, less (f) interest expense on intraday, overnight or other short-term borrowings incurred by the Business, less (g) “day overdraft charges” (as defined in the BNYM clearing account agreement) incurred by the Business, less (h) general collateral financing trade costs incurred by the Business, less (i) any other forms of interest incurred by the Business, all as determined in accordance with GAAP.  Any revenue attributable to JVB’s gestational matched book repo business (the “trust certificate business”) will not constitute “Revenue of the Business.”

(y)           “Term” shall have the meaning set forth in Section 2.

2.            Term.  This Agreement shall become effective on the Effective Date and shall survive until the closing of any Redemption (the “Term”) unless this Agreement is earlier terminated in accordance with Section 3.  All rights and obligations whatsoever of the Parties hereunder shall terminate upon any Redemption, unless otherwise specifically set forth herein.

3.            Termination.

(a)           Termination.  Prior to the end of the Initial Period, the Company may terminate this Agreement upon ninety (90) days’ prior written notice to Investor.

(b)           Effect of Termination.  Upon the effectiveness of a termination of this Agreement in accordance with Section 3(a), the Company shall, within thirty (30) days following such termination, pay to Investor in cash an amount equal to the greater of (i) the sum of (A) the Investment Amount, plus (B) all Investment Return Monthly Payments due and owing to Investor as of the date of such termination under this Agreement, plus (C) an amount equal to an annualized fifteen percent (15%) return on the Investment Amount from the Effective Date through the date of such termination, minus (D) the aggregate amount of all Investment Return Monthly Payments made by the Company to Investor during the Term in accordance with Section 5, or (ii) the sum of (A) the Investment Amount, plus (B) all Investment Return Monthly Payments due and owing to Investor as of the date of such termination under this Agreement.

4.             Investment.  On the Effective Date, Investor shall pay to the Company an amount equal to Eight Million Dollars ($8,000,000) (the “Investment Amount”).

5.            Payment of Investment Return.

(a)           On or prior to the tenth (10th) business day following each calendar month-end during the Term, the Company shall pay to Investor an amount equal to the Investment Return for such calendar month-end as calculated in accordance with the Calculation Methodology (each an “Investment Return Monthly Payment”).

(b)           Within ten (10) business days following the end of each Annual Period, the Company shall determine the actual Revenue of the Business for such Annual Period and calculate the final Investment Return for such Annual Period (calculated based on the actual Revenue of the Business during such Annual Period).  If the amount of the final Investment Return for such Annual Period, based on the calculation of actual Revenue of the Business, exceeds the aggregate amount of the monthly payments made to Investor during such Annual Period, then the Company shall promptly pay to Investor an amount in cash equal to such difference.  If the amount of the final Investment Return for such Annual Period, based on the calculation of actual Revenue of the Business, is less than the aggregate amount of the monthly payments made to Investor during such Annual Period, then (i) the Company shall deduct the difference from up to three (3) of the succeeding Investment Return Monthly Payments until the full amount such difference has been deducted, (ii) if the amount of such difference exceeds the aggregate amount of any such deductions from up to the three (3) succeeding Investment Return Monthly Payments, Investor shall promptly pay to the Company an amount in cash equal to such difference less any amounts that have been deducted from succeeding Investment Return Monthly Payments in respect the payment of such difference to the Company, and (iii) if there are no further Investment Return Monthly Payments following the determination of such difference, then either the Company shall deduct such difference from the proceeds of an Investor Redemption or Company Redemption if the closing thereof has not yet occurred, or, otherwise, Investor shall promptly pay to the Company an amount in cash equal to such difference.

(c)           Each of the Company and Investor agree and acknowledge that the Company shall have the right to fund any Investment Return Monthly Payment to Investor from any available sources of cash.  At the time of each Investment Return Monthly Payment, the Company will provide to Investor an Investment Return Statement showing the calculation of such Investment Return. If requested by Investor, the Company will share its auditor’s calculations and such other support documentation as it in sufficient detail to enable Investor and its advisors to review the calculations in detail.

(d)           The Company shall remain liable for any errors in calculation of the Revenue of the Business and the Investment Return for a period of one (1) year after the date of the termination of this Agreement.

6.            Redemption Rights.

(a)           Investor Redemption.  Any time following the third (3rd) anniversary of the Effective Date, Investor may cause the Company to pay to Investor (an “Investor Redemption”) an amount equal to the Investment Balance, plus an amount equal to any accrued but unpaid Investment Return from the start of the then current calendar month through the day prior to the closing of the Company Redemption.  Notice of the Investor Redemption shall be provided by Investor to the Company at least sixty (60) days prior to the closing of the Investor Redemption and may be provided any time only after the thirty-fourth (34th) month anniversary of the Effective Date.  The Company shall have the right to accelerate the closing date of the Investor Redemption to any business day of its choice that is on or after the third (3rd) anniversary of the Effective Date.  Subject to Section 5(d), following the closing of the Investor Redemption, Investor shall have no further rights, title or interest in the Company and/or its subsidiaries or affiliates arising out of or as a result of this Agreement.

(b)           Company Redemption.  Any time following the third (3rd) anniversary of the Effective Date, the Company may pay to Investor (a “Company Redemption”) an amount equal to the Investment Balance, plus an amount equal to any accrued but unpaid Investment Return from the start of the then current calendar month through the day prior to the closing of the Company Redemption.  Notice of the Company Redemption shall be provided by the Company to Investor at least sixty (60) days prior to the closing of the Company Redemption and may be provided any time only after the thirty-four (34) month anniversary of the Effective Date.  Subject to Section 5(d), following the closing of the Company Redemption, Investor shall have no further rights, title or interest in the Company and/or its subsidiaries or affiliates arising out of or as a result of this Agreement.

7.            Representations and Warranties of Investor.  Investor hereby represents and warrants to the Company as follows:

(a)           Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)           Investor has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  Investor has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Investor and, assuming due execution and delivery by the Company, constitutes Investor’s legal, valid and binding obligations, enforceable against Investor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)           The execution, delivery and performance by Investor of this Agreement do not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which Investor is a party or is subject;

(d)           There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Investor, threatened against or by Investor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(e)           Investor, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions.

8.            Representation and Warranties of the Company.  The Company hereby represents and warrants to Investor as follows:

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)           The Company has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  The Company has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Investor, constitutes the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)           The execution, delivery and performance by Company of this Agreement do not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which Company is a party or is subject;

(d)           There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Company, threatened against or by the Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(e)           The Company, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions.

9.            Indemnification.

(a)           Company’s Obligation to Indemnify.  The Company hereby agrees to defend, indemnify and hold harmless Investor and its respective successors and assigns (collectively, the “Investor Indemnified Parties”), to the fullest extent lawful, from and against any and all Claims made, brought or asserted against the Investor Indemnified Parties, or any one of them, and the Company hereby agrees to pay or reimburse the Investor Indemnified Parties for any and all amounts arising out of Claims payable by any of the Investor Indemnified Parties to any Person, as well as reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and other similar costs, as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by the Company herein; (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (iii) any Claim made by any party arising out of the conduct of the Business by the Company or any of its subsidiaries, affiliates, employees, agents or representatives.  The preceding indemnification obligations shall survive the termination of this Agreement.

(b)           Investor’s Obligation to Indemnify.  Investor hereby agrees to defend, indemnify and hold harmless the Company and its respective directors, officers, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing (collectively, the “Company Indemnified Parties”), to the fullest extent lawful, from and against any and all Claims made, brought or asserted against the Company Indemnified Parties, or any one of them, and Investor hereby agrees to pay or reimburse the Company Indemnified Parties for any and all amounts arising out of Claims payable by any of the Company Indemnified Parties to any Person, as well as reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and other similar costs, as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by Investor herein; or (ii) any breach of any covenant, agreement or obligation of Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. The preceding indemnification obligations shall survive the termination of this Agreement.

10.          Confidentiality.  In connection with this Agreement, Investor acknowledges that it may have access to Confidential Information (as hereinafter defined) of the Company and its affiliates and subsidiaries.  Without limiting the applicability of any other obligation of confidentiality to which individuals associated with Investor may be bound, Investor agrees to keep (and cause its affiliates and its and their respective officers, directors, partners, managers, employees and advisors (such Persons hereinafter collectively being referred to as “Representatives”) to keep) any Confidential Information strictly in confidence (and agrees not to trade on such information), not to disclose it to any third party without the prior written approval of the Company and to use it only for the purposes set forth in this Agreement, except (a) as required by applicable law or regulation, or in response to a subpoena, deposition or other judicial process, in which case Investor shall (other than during a routine regulatory examination), to the extent permitted by law, notify the Company prior to disclosing such Confidential Information and shall use its commercially reasonable efforts to obtain a protective order or otherwise prevent or minimize disclosure of such Confidential Information, or (b) with the express prior written approval of the Company.  For purposes of this Agreement, “Confidential Information” means any non-public confidential information with respect to the Company, its affiliates and subsidiaries and their respective businesses, including, without limitation, their operations, systems, services, personnel, marketing, financial affairs, investment and trading performance, philosophies, strategies and techniques, structure, products, product development, technology, inventions, trade secrets, know-how, software models, risk management tools, clients and investors and client and investor lists (including without limitation, the identity of clients or investors, names, addresses, contact persons and the client or investors’ business or investment status, strategies or needs).  The term “Confidential Information” shall also include any information, programs, software or technology or any documents based thereon, developed by you during the Term of this Agreement.  The obligation of confidentiality set forth in this Section 9 shall not extend to: (i) information that at the time of disclosure was in the public domain or thereafter comes into the public domain without breach of this Agreement by Investor or its Representatives, or; and (ii) information that is or becomes known to Investor or its Representatives from a source other than the Company without breach of this Agreement by the Investor or its Representatives.  Investor acknowledges that any breach by it or its Representatives of the terms of this Section shall constitute a breach of this Agreement.

11.          Payments.  Each payment contemplated by this Agreement shall be paid by wire transfer of immediately available funds to an account designated in writing by the receiving Party of such payment to the paying Party of such payment.

12.          Independent Analysis.  Each Party hereto acknowledges that such Party understands the transactions contemplated by this Agreement and that such Party has had the opportunity to review this Agreement and the transactions contemplated hereby with such Party’s own legal counsel, tax advisors and other advisors.  Each Party is relying solely on such Party’s own counsel and advisors and not on any statements or representations of the other Party or of their respective representatives or agents for legal or other advice with respect to the transactions contemplated by this Agreement.

13.          Survival.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Effective Date.

14.          Further Assurances.  Following the Effective Date, the Company and Investor shall execute and deliver, or shall cause to be executed and delivered, such additional documents, instruments, conveyances and assurances, and take or cause to be taken, such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

15.          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.  Notwithstanding the foregoing, the Company shall pay up to $16,000 of the Investor’s legal expenses.

16.          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the books and records of the Company (or to such other address that may be designated by the receiving Party from time to time in accordance with this section).  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a .PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid).  Except as otherwise provided in this Agreement, a Notice is effective only (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section 15.

17.          Entire Agreement.  This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

18.          Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

19.          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  If any court determines that any term or other provision in this Agreement is invalid, illegal or unenforceable, it is the Parties’ intention that such court shall have the power to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the maximum extent permitted by applicable law.

21.          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT ANY ACTION BETWEEN THEM SHALL BE HEARD IN NEW YORK, NEW YORK, AND EXPRESSLY CONSENT TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK, NEW YORK, FOR THE ADJUDICATION OF ANY CIVIL ACTION ASSERTED PURSUANT TO THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

22.          Interpretation.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection or other subdivision unless expressly limited.  All references to “$” shall be deemed references to United States Dollars.  Titles appearing at the beginning of any section, subsection or other subdivision contained in this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly by the Parties, and there must not be any presumption, inference or conclusion drawn against either Party by virtue of the fact that its representatives have authored this Agreement or any of its terms.

23.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Investment Agreement on the date first written above.

INVESTOR:

COHEN BROS. FINANCIAL LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Managing Member

THE COMPANY:

COHEN & COMPANY, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

Calculation Methodology

During the Term, following the end of each calendar month the Company shall evaluate the projected Revenue of the Business for the current Annual Period.  The Company shall calculate the projected Revenue of the Business for such Annual Period by annualizing the actual Revenue of the Business from the beginning of such Annual Period through the end of the prior calendar month.  The Company shall then determine the applicable Investment Return Monthly Payment based on such evaluation of the projected Revenue of the Business for the relevant Annual Period.  Following its evaluation, the Company shall make the applicable Investment Return Monthly Payment as follows:

(A) during the Initial Period, with respect to any calendar month:

(I) in any Annual Period in which the Revenue of the Business is projected to be greater than zero but less than or equal to Five Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($5,333,333), an amount equal to the sum of (x) 0.2666% multiplied by the Investment Amount, plus (y) 1.0% of the Revenue of the Business;

(II) in any Annual Period in which the Revenue of the Business is projected to be greater than Five Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three ($5,333,333) but less than or equal to Eight Million Dollars ($8,000,000), an amount equal to the sum of (x) 0.2666% multiplied by the Investment Amount, plus (y) Fifty-Three Thousand Three Hundred Thirty-Three Dollars ($53,333);

(III) in any Annual Period in which the Revenue of the Business is projected to be greater than Eight Million Dollars ($8,000,000), an amount equal to the sum of (x) 0.2666% multiplied by the Investment Amount, plus (y) 0.6666% of the Revenue of the Business; or

(IV) in any Annual Period in which the Revenue of the Business is projected to be negative, an amount equal to 0.2666% multiplied by the Investment Amount;

(B) following the expiration of the Initial Period, with respect to any calendar month:

(I) in any Annual Period in which the Revenue of the Business is projected to be positive, an amount equal to the greater of (x) 1.3333% multiplied by the Revenue of the Business, or (y) 1.6666% multiplied by the Investment Amount; or

(II) in any Annual Period in which the Revenue of the Business is projected to be zero or negative, 0.2666% multiplied by the Investment Amount;

For purposes of this Exhibit A, each of the foregoing is referred to as an “Investment Return Tier.”

For purposes of clarification, an example of the foregoing is set forth below (assuming an Investment Amount of $8,000,000).

					YTD Revenue	Monthly Revenue	Monthly Coupon	Total Investment
	Revenue of the Business			Investment	Based Portion of	Based Portion of	Portion of Inv	Return Monthly
Month	Monthly	YTD	Annualized	Return Tier (1)	Investment Return	Investment Return	Return (1)	Payment
1	95,395	95,395	1,144,737	12%	11,447	11,447	21,333	32,781
2	190,789	286,184	1,717,105	12%	34,342	22,895	21,333	44,228
3	286,184	572,368	2,289,474	12%	68,684	34,342	21,333	55,675
4	381,579	953,947	2,861,842	12%	114,474	45,789	21,333	67,123
5	476,974	1,430,921	3,434,211	12%	171,711	57,237	21,333	78,570
6	572,368	2,003,289	4,006,579	12%	240,395	68,684	21,333	90,018
7	667,763	2,671,053	4,578,947	12%	320,526	80,132	21,333	101,465
8	763,158	3,434,211	5,151,316	12%	412,105	91,579	21,333	112,912
9	858,553	4,292,763	5,723,684	640,000	480,000	67,895	21,333	89,228
10	956,908	5,249,671	6,299,605	640,000	533,333	53,333	21,333	74,667
11	956,908	6,206,579	6,770,813	640,000	586,667	53,333	21,333	74,667
12	956,908	7,163,487	7,163,487	640,000	640,000	53,333	21,333	74,667
	7,163,487					640,000	256,000	896,000

(1) In accordance with the definition of Investment Return.

2